Exhibit 99.1      Press Release
FEBRUARY 3, 2000

For IMMEDIATE RELEASE

CONTACT:    Ruth J. Rogers, CFO and Treasurer
                         (617) 825-5555

MASSACHUSETTS FINCORP ANNOUNCES REPEAL OF RECENT BYLAW AMENDMENT

Boston, MA - February 3, 2000 -- Massachusetts Fincorp, Inc. (OTCBB:MAFN), the holding company for Massachusetts Co-operative Bank announced that it has repealed its recently amended bylaw which imposed certain qualifications for directors and nominees and will allow individuals who were properly nominated prior to the public release of the amended bylaw to be eligible to stand for election at its 2000 Annual Meeting of Stockholders. Paul C. Green, Chief Executive Officer of Massachusetts Fincorp, Inc. stated that, "We are a local community bank and the substantial majority of our customers and revenues come from the local areas surrounding our offices. We believe that the new director qualifications were an attempt to promote, among other things, our local business connections and were reasonably related to our core business operations." Mr. Green noted that, "One of the qualifications was a provision which would prohibit competitors from serving on our Board and was clearly designed to protect the interests of our all stockholders." Mr. Green stated that, "While we believe the new qualifications served a proper business purpose, we are sensitive to the costs and expenses involved with a prolonged legal battle to fight for the new bylaws." Mr. Green stated, "In this instance, rather than spend our stockholders' money on an expensive legal battle, we will let our stockholders decide who should manage this Company and are confident in the outcome."
      As a result, all individuals who were properly nominated prior to the public filing of the Company's Amended Bylaws on January 19, 2000 are eligible to stand for election to the Board at the 2000 Annual Meeting of Stockholders.